Worthington Enterprises Announces Planned Acquisition of Hexagon Ragasco and Sustainable Energy Solutions Joint Venture with Hexagon Composites

COLUMBUS, OHIO (May 29, 2024) – Worthington Enterprises (NYSE: WOR), a designer and manufacturer of market-leading brands that enable people to live safer, healthier and more expressive lives, today announced the signing of two definitive agreements with Hexagon Composites ASA (OSE: HEX.OL) of Norway. One agreement is to acquire 100 percent of Hexagon Ragasco and a second agreement is to sell 49 percent of Worthington’s Sustainability Energy Solutions (SES) business segment to Hexagon Composites forming a joint venture with the company. The two transactions will extend Worthington’s global position in cylinder manufacturing and strengthen its position to capitalize on the storage, transport and distribution of gases supporting the global clean energy transition including propane (LPG), hydrogen and compressed natural gas. The formation of the joint venture was completed today, and the acquisition of Hexagon Ragasco is expected to close on or around June 3, 2024.

Acquisition of Hexagon Ragasco

Worthington plans to acquire Hexagon Ragasco, a global market leader in lightweight, customizable LPG composite cylinders used for leisure, household and industrial applications, for approximately $98 million, which is subject to customary closing adjustments and a potential earn out based on the financial performance of the business through the remainder of calendar year 2024. Hexagon Ragasco had adjusted calendar year 2023 sales of approximately $64 million and EBITDA of $12.7 million. The business employs approximately 130 people in Norway and sells its products in more than 100 countries.

Hexagon Ragasco manufactures its cylinders in an automated facility in Raufoss, Norway. The company’s innovative and technology-enabled manufacturing capabilities, along with its ability to easily customize cylinders, make Hexagon Ragasco’s cylinders among the most efficiently produced and quality-consistent composite LPG cylinders in the world. The addition of Hexagon Ragasco furthers Worthington’s interests in advancing the use of clean fuels as part of the global energy transition.

Hexagon Ragasco will become part of the Building Products segment at Worthington Enterprises that delivers products and solutions for heating, cooling, construction and water applications worldwide. Worthington Enterprises is one of the world’s leading manufacturers of cylinders for these markets. The planned acquisition also expands the Company’s operational footprint in Europe where its Amtrol-Alfa facility in Portugal makes a wide range of cylinders.

“Hexagon Ragasco is one of the pioneers of the composite cylinder,” said Jimmy Bowes, president, Building Products, Worthington Enterprises. “They’ve been bringing innovative products to the market for more than 20 years that are raising expectations of the performance, quality and capabilities of an LPG cylinder. We’ve followed their growth closely and believe that their composite cylinders are a great complement to our existing cylinder business. We can’t wait to get started with the exceptional team at Hexagon Ragasco.”

Creation of Worthington Enterprises and Hexagon Composites Joint Venture

Hexagon Composites acquired 49 percent of Worthington’s SES business segment for approximately $10 million to form a joint venture focused on capitalizing on the global clean energy transition specific to the storage, transport and distribution of hydrogen and compressed natural gas. Worthington Enterprises will maintain 49 percent ownership and the existing executive management team will hold the remaining two percent. Based in Europe, the SES business segment has more than 500 employees working in its Austria, Germany and Poland facilities.

Andy Rose, president and chief executive officer, Worthington Enterprises, said, “The creation of a joint venture with Hexagon is an opportunity to bring in an experienced partner and work together to develop the next phase of the SES business in an evolving marketplace. Their investment reflects the strength of our reputation, achievements to date and the potential of the business. We are grateful to our SES team for their dedication, and we look forward to continuing to support their efforts.”

Worthington Enterprises has a long history of effectively leveraging joint ventures as part of its growth strategy bringing together two partners to make a business stronger and more successful. Currently, the Company participates in two primary joint ventures. Worthington Armstrong Venture (WAVE), which was formed in 1992, provides ceiling solutions for commercial and residential locations, and ClarkDietrich, which was formed in 2011, offers products and services for cold-formed steel framing and drywall/plastering finishing systems.

A presentation with more information on the transactions can be found on the investor relations section of the Company’s website.

About Worthington Enterprises

Worthington Enterprises (NYSE: WOR) is a designer and manufacturer of market-leading brands that help enable people to live safer, healthier and more expressive lives. The Company operates with three business segments: Building Products, Consumer Products and Sustainable Energy Solutions. Worthington’s emphasis on innovation and transformation extends to building products including heating and cooling solutions, water systems, architectural and acoustical grid ceilings and metal framing and accessories, and consumer products in tools, outdoor living and celebrations categories sold under brand names Balloon Time®, Bernzomatic®, Coleman®, Garden-Weasel®, General®, HALO™, Hawkeye™, Level5 Tools®, Mag Torch®, Pactool International® and Well-X-Trol®. The Company serves the growing global hydrogen ecosystem through on-board fueling systems and gas containment solutions.

Headquartered in Columbus, Ohio, Worthington Enterprises employs approximately 5,000 people throughout North America and Europe.

Founded in 1955 as Worthington Industries, Worthington Enterprises follows a people-first Philosophy with earning money for its shareholders as its first corporate goal. Worthington Enterprises achieves this outcome by empowering its employees to innovate, thrive and grow with leading brands in attractive markets that improve everyday life. The Company engages deeply with local communities where it has operations through volunteer efforts and The Worthington Companies Foundation, participates actively in workforce development programs and reports annually on its corporate citizenship and sustainability efforts. For more information, visit worthingtonenterprises.com.

Forward-Looking Statements

Statements by Worthington Enterprises that are not limited to historical information constitute “forward-looking statements” under federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from those expected by Worthington Enterprises. Readers should evaluate forward-looking statements in the context of such risks, uncertainties and other factors, many of which are described in Worthington Enterprises’ filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements are qualified by the cautionary statements included in Worthington Enterprises’ SEC filings and other public communications. This press release speaks only as of the date hereof. Worthington Enterprises does not undertake any obligation to update or revise its forward-looking statements except as required by applicable law or regulation.

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